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EXHIBIT 10.30

December 31, 2002

Prism Software Corporation
23696 Birtcher Avenue
Lake Forest, California 92630

Dear Sirs:

Regarding the options granted to me in connection with my current employment agreement, I cancel my rights to all but a maximum of 2,000,000 of those options as of today, and to any additional such options that would otherwise be granted to me in the future under this agreement. These remaining options shall remain in effect on the terms and conditions (including expiration dates) originally granted.

Please confirm that the foregoing is in accordance with your understanding by signing below.

Thank you,

/s/ E. Ted Daniels
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E. Ted Daniels

Agreed to and Accepted:

Prism Software Corporation

By: /s/ E. Ted Daniels
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    E. Ted Daniels
    President/CEO